Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

API Technologies Corp.:

We consent to the incorporation by reference into this Post-Effective Amendment No. 6 on Form S-3 to Form S-1 Registration Statement (File No. 333-136586) of API Technologies Corp. and related prospectus of our report dated October 22, 2010 relating to the financial statements and financial statement exhibits of SenDEC Corporation for each of the two years ended July 31, 2010, which appear in API Technologies Corp.’s Current Report on Form 8-K/A filed with the SEC on April 7, 2011.

We also consent to the reference to us under the caption “Experts” in this Post-Effective Amendment No. 6 on Form S-3 to Form S-1 Registration Statement (File No. 333-136586) and related prospectus.

/s/ Bonadio & Co., LLP
Bonadio & Co., LLP
Pittsford, NY
May 20, 2011